Exhibit 99

NEWS

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY'S MARCH U.S. SALES DECLINED 11.7%

JAGUAR AND LAND ROVER POST INDUSTRY'S
LARGEST YEAR-TO-DATE SALES INCREASES IN 2002

DEARBORN, MI, April 2, 2002 - U.S. customers purchased or leased 328,385 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in March, down 11.7 percent compared with a year ago.

Jaguar and Land Rover dealers reported record March sales. Buoyed by new products (the Jaguar X-TYPE and Land Rover Freelander), Jaguar and Land Rover year-to-date sales have increased more than any other brands in the industry. Jaguar and Land Rover sales momentum is expected to continue, as more new products will be introduced later this year.

Jaguar reported record March sales of 6,169, up 87 percent compared with a year ago. March was the highest U.S. sales month in Jaguar history and the eighth month in a row of record sales. Sales of the all-wheel drive X-TYPE sedan (3,780) paced Jaguar's record results. Year-to-date, Jaguar sales were 16,389, up 93 percent compared with a year ago.

Land Rover dealers also reported record March sales of 2,772, up 37 percent. March was the fifth month in a row of record sales at Land Rover. Sales of the all-new Freelander were 1,159. Year-to-date,

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Land Rover sales were 8,879, up 78 percent compared with a year ago.

Volvo's March sales were 9,732, down 19 percent compared with a year ago. Last March, Volvo posted its second best sales month in history. Year-to-date, Volvo sales were 25,953, down eight percent compared with a year ago.

March sales for the company's domestic brands were lower than a year ago: Ford sales declined 11 percent, Mercury sales declined 31 percent, and Lincoln sales declined 11 percent. Lower sales to fleet customers adversely affected the results at Ford, Mercury, and Lincoln, although retail sales also were lower than a year ago. In March, fleet sales for the domestic brands were 21 percent lower than a year ago.